Exhibit 10.1

English Translation of

CONTRACT No. ……

Pavlograd, ……….. …, 2007

The Pavlogradkii Zavod Tekhnologicheskogo Oborudovaniya (PZTO), hereinafter: the Seller, represented by its general manager Sazonov Vitali Robertovich, acting in accordance with its Article, on the one hand, and Ukcyl Ltd., hereinafter: the Buyer, represented by its manager Zhdankin Anatolii Pavlovich, acting in accordance with its Articles, have entered in the following Contract:

1.  OBJECT OF THE CONTRACT

1.1
The Seller undertakes to prepare and deliver yielding the ownership rights, whereas the Buyer undertakes to accept and pay for, the products, hereinafter: “the Equipment”, subject to the conditions set out below.

1.2
The designation, technical requirements, total quantity of the products to be prepared and delivered, the general cost and the delivery times are determined in the Specifications, which constitute an integral part of this Contract.

2.  QUALITY AND COMPLETENESS OF THE PRODUCTS

2.1	The quality and completeness of the delivered products shall correspond to the Technical Conditions (TC) and the Design Documentation (DD).

2.2	Over a period of one month from the signing hereof the Seller shall deliver and coordinate with the Buyer the DD of the corresponding Equipment to be delivered.

2.3
The technical acceptance of the manufactured Equipment shall be conducted by the Seller in accordance with the TC and the DD, together with the representative of the Buyer. The results of this acceptance testing shall be formulated as a technical acceptance protocol of the Equipment.

2.4	The Seller shall perform the crucial factory testing in the presence of the Buyer’s representatives and prepare a corresponding delivery-acceptance protocol of the factory testing.

2.5
The Buyer shall provide the Seller with pipes for making factory acceptance testing within the deadlines and extent stated by the Seller. The Seller shall notify the Buyer two months in advance of the performance of factory acceptance testing. During the indicated period the Buyer shall deliver pipes for the testing in accordance with Annex 1. The Seller shall cooperate with the Buyer in the acquisition of the necessary quantity of pipes for the testing.

2.6	The quality of the Equipment to be delivered hereunder shall correspond to the current State Standards of the Ukraine and the standard-technical documentation, including the TC and DD.

2.7	The Equipment shall fully correspond to the technical requirements enclosed herewith as an integral part hereof (“Annex 1”).

2.8	The Seller shall carry out the contract-supervision commissioning works in the presence of Buyer’s representatives and the training of Buyer personnel in accordance with Annex 4 to this Contract.

2.9	The warranty period for the Equipment is set at 12 months from the day of the final protocol in accordance with Annex 4 to this Contract, for of the seam machine it is set at 18 month.

2.10
In the event of defects or noncompliance of the Equipment or its assembly and/or any part thereof with the technical requirements within a period of 12 months (for of the seam machine within a period of 18 month) from the day of contract supervision in the course of use of the Equipment in accordance with the operation rules, the Seller shall immediately and not later than 14 calendar days eliminate the observed defects by way of repair and/or replacement of different units thereof at no additional charge to the Buyer. In such case the warranty period shall be extended by the duration of repair of the observed defects in the Equipment by the Seller.

3.  DELIVERY DEADLINES AND PROCEDURE

3.1	The Seller shall make the Equipment within the deadlines established in the Specification (Annex 2) to this Contract, as an integral part hereof.

3.2	The date of receipt of the advance payment to the bank account of the Seller according to art. 4.2 hereof shall constitute the beginning of the works.

3.3
The finished Equipment with the merchandise documents shall be delivered on EXW terms at the Seller’s warehouse in the city of Pavlograd (in accordance with INCOTERMS, 2000). The Buyer shall pay for the Equipment and take it from the Seller’s warehouse within 10 days from notice by the Seller that the Equipment is ready, after which the Equipment shall be handed over to registered storage.

3.4	The Seller may prepare the Equipment ahead of schedule, whereupon the Buyer shall accept it and pay for it if notified in writing two months in advance of the respective date.

3.5	List of the merchandise documents:

-	Expense certificate
-	Tax certificate
-	Invoice for the delivered products
-	“Passport” (label) marked ETK certifying that the Equipment corresponds in quality to the respective technical documentation
-	Set of technical documents according to Annex 1.

4.  PRICE AND MODE OF PAYMENT

4.1	The Buyer shall pay for the Equipment at the agreed prices as indicated in the Specification (Annex 2).

4.2
The Buyer shall prior to the beginning of the works made an advance payment of 30% of the amount indicated in the Specification for the purchase of the materials, purchased products and technologic preparation of the manufacture.

4.3	The advance payment shall take place within 10 banking days from the time of signing the Contract; any delay thereof shall lead to a corresponding delay of the manufacture deadline.

4.4
The balance of the price shall be paid by the Buyer according to the schedule of payment (Annex 3), which constitutes an integral part of this Contract. Any subsequent payment shall take place after the acceptance by the Buyer of the obligations of the “Seller” according to Annex 3..

4.5	The total amount of the Contract is 2,828,000.00 grn (two milliosn eight hundred twenty eight thousand griven) including VAT.

5.  OBLIGATIONS OF THE PARTIES

5.1	The mutual obligations and relations of the parties inasmuch as not stipulated herein shall be governed by the current laws of the Ukraine.

5.2
In case of breach of payment deadlines according to Annex 3 by more than five banking days hereunder, the Buyer shall pay the Seller a fine corresponding to twice the accounting rate of NBU as related to the period covered by the fine, from the amount of the payment in arrears or the amount of delayed delivery of the product per day of arrears.

5.3	The Seller shall pay to the Buyer a fine of 0.1% per day of arrears in the elimination of encountered defects in the Equipment (art. 2.10 of the Contract) after 5 days of arrears.

5.4
The Seller shall pay the Buyer a fine of 0.1% per day of arrears in delivery of the Equipment (art. 3.3 or 3.4 of the Contract) after 5 days of arrears from the value of the undelivered Equipment or non-fulfillment of the obligations according to Anex 3 after 5 days of arrears..

5.5	In case of refusal by the Seller to deliver Equipment that has been paid for, the Seller shall refund the money to the Buyer plus a fine of 10% of the total amount of the Contract.

5.6
In case of non-fulfillment by the Buyer the contract-supervision works in time in accordance to Anex 4, The Seller shall pay the Buyer a fine of 0.1% per day of arrears in delivery of the Equipment (art. 3.3 or 3.4 of the Contract) after 5 days of arrears from the value of non-installed or non-operating Equipment.

6.  FORCE MAJEURE

6.1
In the event of circumstances that preclude a full or partial performance of this Contract, such as fire, natural disaster, war, military activities of any nature, strikes, blockades, religious tumults, etc., the time limit established for the discharge of obligations hereunder shall be extended by the duration of such force majeure circumstances.

6.2
In the event of force majeure circumstances prevailing for more than one month, the Seller or the Buyer may terminate this Contract without any legal consequences or arbitration, and without any liability on the part of the party where such circumstances occur.

6.3
In the event of such circumstances of force majeure, the affected party shall within 10 days notify the other party to this effect, enclosing documents issued by the Ukrainian Chamber of Commerce and Industry in confirmation of the said circumstances. For failure to comply with the foregoing provision the affected party is not entitled to refer to any force majeure circumstances.

6.4
Upon the disappearance of the said circumstances the respective party shall immediately notify the other party, in which case the former party shall not be liable for any further breach of its obligations hereunder.

7.  PARTICULAR CONDITIONS

7.1
Amendments introduced by the Buyer in the DD with the consent of the Seller shall be obligatory for both parties. The expenses involved in these amendments shall be subject to an additional calculation and a Price Protocol with the consent of the Buyer and payable by the Buyer.

7.2	A coordination of accounts between the Seller and the Buyer shall take place every quarter.

7.3
In case of a stoppage of work or termination of the Contract by fault of the Buyer, the works carried out under the Contract shall be paid for in accordance with a Protocol of Performed Works. In such case the Seller shall deliver the paid part of the Equipment to the Buyer.

7.4	After loading the ready Equipment, responsibility for its preservation, including transport damage, shall devolve to the Buyer.

7.5
Differences of opinion between the parties shall be resolved by negotiation. In the absence of agreement the dispute shall be resolved by the state court with jurisdiction over the respondent’s location.

7.6	This Contract is made in two copies, one for each side, with equal legal validity.

7.7
Upon the written order of the Buyer, the Seller undertakes to make and deliver, whereas the Buyer undertakes to pay for and accept, a second seam machine for the forming of bottoms and necks of cylinders of diameter 356-406 pursuant to this Contract. To avoid any doubt, the Buyer has a right not to order the production of the second seam machine.

8.  VALIDITY OF THE CONTRACT

8.1	This Contract shall enter into effect from the date of its signing till December 31, 2008.

8.2	The effect of this Contract shall be extended automatically to December 31, 2009 if neither party serves notice of its desire to terminate it 30 days prior to expiry.

9.  LEGAL ADDRESSES OF THE PARTIES

The Seller
OOO PZTO
51413 Dneproipetrovsk Region
Pavlograd, Promyshlennaya, 1
Telephones (05632) 3-01-10, 3-93-46
Tel./fax (05632) 3-03-47, 3-10-47
info@rambler.ru
Account: 26007060037954 Dnepropetr. KB Privatbank, Pavlograd
MFO 305727
code OKPO 33019165
Cert. No. 03477195
INN 330191604105

The Buyer
OOO Uksil
89200 Zakarpatskaya obl. g. Perechin
ul. Chervonoarmeiskaya 33
Tel. (03145) 2 30 46
steatit@perechin.uz.ua
Account MFO 312378
OKPO code 34570661
Cert. No. 100020415
INN No. 34507706607103

Payor or profit tax in accordance with the rate established in art. 10 (10.1) of the Ukrainian Law of 28.12.94, No. 334/94-VP On the Taxation on Profit of Enterprises, with subsequent amendments	Payor or profit tax in accordance with the rate established in art. 10 (10.1) of the Ukrainian Law of 28.12.94, No. 334/94-VP On the Taxation on Profit of Enterprises, with subsequent amendments